NEWS RELEASE

ASTEC ANNOUNCES BOARD TRANSITION; APPOINTS JOHN KEATING TO BOARD OF DIRECTORS

CHATTANOOGA, Tenn. (November 3, 2026) – Astec Industries, Inc. (NASDAQ: ASTE) (the "Company") announced that Linda Knoll notified the Company’s board of directors (the "Board") of her intention to resign from the Board, effective December 14, 2026, and the Board appointed Mr. John Keating as a new independent director to the Board, effective as of December 11, 2026. Mr. Keating will serve as a member of the Audit Committee of the Board.

Mr. Mark Gliebe, Chairman of Astec's Board of Directors, said, "On behalf of the Board, I thank Linda for her dedicated service and significant contributions to Astec and our shareholders over the past four and a half years. We are also pleased to welcome John Keating, whose more than 40 years of leadership in the construction materials industry will be a valuable addition to the Board."

Mr. Keating served as Executive Vice President, Americas Materials Solutions and Leader, Global Domains Performance Initiative, North America & Europe of CRH plc ("CRH"), a leading provider of building materials solutions, from 2022 to 2026. Earlier this year, he transitioned to a role as a senior advisor to CRH. From 1994 to 2022, Mr. Keating held various positions of increasing responsibility in CRH’s Americas Materials Solutions division and its predecessor businesses.

About Astec

Astec, (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building, aggregate processing and concrete production. Astec's manufacturing operations are divided into two primary business segments: Infrastructure Solutions that includes road building, asphalt and concrete plants, thermal and storage solutions; and Materials Solutions that includes our aggregate processing equipment. Astec also operates a line of controls and automation products designed to deliver enhanced productivity through improved equipment performance.

For Additional Information Contact:
Steve Anderson
Senior Vice President of Administration and Investor Relations
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com